Exhibit 99.2

VitalStream

NEWS ANNOUNCEMENT		FOR IMMEDIATE RELEASE

Investor Relations Contact:	Laura Hill	Neal Rosen
	VitalStream, Inc.	Kalt Rosen & Co. LLC
	949/743-2000	415/397-2686
	lhill@vitalstream.com	rosen@krc-ir.com

VITALSTREAM HOLDINGS SHAREHOLDERS APPROVE REVERSE STOCK SPLIT AT COMPANY'S ANNUAL MEETING

Company also to adjust share amounts issued in recent $11 million private placement

IRVINE, Calif., June 28, 2004--VitalStream(R) Holdings, Inc. (OTC Bulletin Board: VSTH), the parent company of VitalStream, Inc., a global provider of integrated content delivery and streaming media services, at its annual meeting today, said that shareholders approved a resolution that allows its board of directors to effect a reverse split of its common stock.

The resolution authorizes the board to enact a reverse split within the range of one-for-four shares to one-for-eight shares prior to December 31, 2004. VitalStream currently has approximately 60 million shares outstanding.

"This approval, combined with our $11 million financing earlier this month, is part of our strategy to qualify for listing on the Nasdaq SmallCap Market or another exchange," said Paul S. Summers, president and chief executive officer of the Company.

Also at today's meeting, shareholders reelected Summers and Raymond L. Ocampo Jr., as directors, both for three-year terms. Summers has served as chairman, president and chief executive officer of VitalStream, and its predecessor company, since March 2000. Ocampo was appointed to the company's board in April 2004. He is the former senior vice president, general counsel and secretary (retired) of Oracle Corporation.

"The company has accomplished a great deal in the past year. Through our technology, customer service and increasing blue chip client roster, we've established a leadership position in the delivery of rich media digital content," Summers told shareholders. "The recent financing gives us strong momentum to continue to build upon our presence in a rapidly growing market," he added.

Apart from the Annual Meeting, the Company also announced today that it is amending the Purchase Agreement for its recent previously announced private placement of common stock and warrants that closed on June 16, 2004 and generated gross proceeds to the Company of $11 million. Under the amendment, the total number of shares of common stock that VitalStream will issue to the investors will be increased from approximately 17.9 million shares to approximately 18.1 million shares, and the number of shares of common stock subject to the warrants that VitalStream will issue will be increased from 5.38 shares to 5.43 million shares. The pricing under the Purchase Agreement was based upon the fully-diluted capitalization of the Company. The amendment is necessary in order to reflect a correction in the fully-diluted capitalization of the Company.

About VitalStream, Inc.

VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast their digital media and communications to worldwide audiences via the Internet. The Company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, call 800-254-7554, or visit www.vitalstream.com.

Forward-Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of the Company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: the risk that, notwithstanding its satisfaction of the shareholders' equity requirements of certain exchanges, the Company may not satisfy other applicable listing requirements, including the minimum bid price requirements, of such exchanges or may otherwise be prohibited from listing its common stock; the risk that the additional capital may not significantly enhance the Company's competitive position or permit it to attract additional, or larger, customers; and the risks that the Company may be required to use proceeds of the offering for unanticipated uses and may not be able to apply the proceeds to development of the Company as planned. More detailed information about these factors and others is set forth in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Such forward-looking statements speak only as of the date of this release. The Company is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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